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                                                                       EXHIBIT 1






December 1, 1998

Board of Directors
Jan Bell Marketing, Inc.
14051 NW 14th Street
Sunrise, Florida 33323

        Re: Registration Statement on Form S-8 filed by Jan Bell Marketing, Inc.
            with Securities and Exchange Commission

Ladies and Gentlemen:

         It is my understanding that Jan Bell Marketing, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission under the Securities and Act of 1933, a Registration Statement on Form S-8 which relates to an additional 6,000,000 shares of the Company's common Stock, $.0001 par value per share (the "Shares"), to be issued upon the exercise of stock options granted or to be granted under the Company's 1991 Stock Option Plan (the "Plan") previously registered with the Securities and Exchange Commission in August, 1991 on Form S-8, Registration No. 33-42410.

         The Company has requested that I render an opinion with respect to the additional Shares. I have examined such documents, instruments and matters of law as I have deemed necessary for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the additional Shares are duly authorized and, when issued, delivered and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,


                                             Richard W. Bowers